UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/15/2008

Aleritas Capital Corp.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51423

Delaware	20-2679740
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

7400 College Boulevard, Suite 250
Overland Park, Kansas 66210
(Address of principal executive offices, including zip code)

(913) 323-9200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.    Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On October 3, 2008 Aleritas Capital Corp. (the "Company") received notice from DZ Bank AG Deutsche Zentral-Genossenschaftsbank ("DZ Bank") of the termination of, and of the acceleration of amounts due under, the Amended and Restated Credit and Security Agreement, dated as of August 29, 2006 (the "Credit Agreement"). The Credit Agreement was described in the Company's Current Report on Form 8-K filed on June 25, 2008 and included as Exhibit 10.1 thereto. That Current Report is incorporated herein by reference. The notice stated the acceleration was effective as of October 2, 2008 and that the total of obligations under the Credit Agreement as of that date was $34,132,081.73. Events triggering the termination and acceleration include the failure to pay interest as required by the Credit Agreement and the pledge of ineligible notes receivable.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 15, 2008, Robert D. Orr resigned as a director of Aleritas Capital Corp. (the "Company") and all of its subsidiaries. On October 20, 2008, Albert Riederer appointed David D. Zeglis as director of the Company. Mr. Riederer was appointed as Special Master over affiliates of the Company pursuant to the Consent Order as described and defined in the Company's Current Report on Form 8-K filed on September 26, 2008 and which is incorporated herein by reference. Mr. Riederer made such appointment pursuant to power granted him under the Consent Order.

On October 20, 2008, Carl Baranowski was appointed by the board as President, Chief Executive Officer and Secretary of the Company. During the past five years Mr. Baranowski has served as counsel for Jabil Circuit, Inc. an electronic manufacturing and design services provider and as general counsel of Honeywell Advanced Circuits, Inc. Mr. Baranowski has two Bachelor of Science degrees and a Master of Science degree from the Massachusetts Institute of Technology. Mr. Baranowski also has a law degree and MBA degree from Stanford University. Mr. Baranowski previously served as General Counsel of the Company, and he will continue to serve as General Counsel.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aleritas Capital Corp.

Date: October 21, 2008	By:	/s/ Carl Baranowski
Carl Baranowski
General Counsel